*** - Certain confidential information contained in this document has been omitted from public filing pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission. The omitted information, which has been identified with the symbol “***,” has been filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.13

July 30, 2013

Laura Quatela

***

***

Re:	Employment Agreement

Dear Laura:

This is your employment agreement (this “Agreement”) with Eastman Kodak Company, a New Jersey corporation (the “Company”).

1.	Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2.	Scheduled Term

Subject to your continued employment with the Company upon the occurrence of the “Effective Date” (as defined under the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed by the Company (the “Plan of Reorganization”)), the term of this Agreement will begin on the Effective Date and end as stated in your Schedule (your “Scheduled Term”).

3.	Your Position, Performance and Other Activities

(a) Position. You will be employed in the position stated in your Schedule.

(b) Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships that the Company’s Board of Directors (the “Board”) or any officer of the Company to whom you report may assign to you from time to time.

(c) Performance. You are expected to devote your best efforts and all of your business time to the affairs of the Company. You may, however, engage in any charitable, civic and community activities, provided, however, such activities do not materially interfere with your duties and responsibilities.

4.	Your Compensation

(a) Salary. You will receive an annual base salary (your “Salary”). Commencing on the Effective Date, your Salary will be the amount set forth in your Schedule. Your Salary will be paid in accordance with the Company’s normal payroll practices.

(b) Annual Incentive. You will be eligible to participate in the Company’s short-term variable pay plan for its management level employees, known as Executive Compensation for Excellence and Leadership (“EXCEL”) (your “Annual Incentive”). Your annual target award under EXCEL will be determined in accordance with your Schedule. Any actual award in a given annual performance period will depend upon performance against corporate goals selected by management and approved by the appropriate committee of the Board and will be paid in the discretion of such committee and management. The terms of the EXCEL plan itself govern and control all interpretations of the plan.

(c) Transition Incentive Award. You will be eligible to receive a cash incentive award based on the achievement of key transition goals established by the Company in its sole discretion prior to or promptly following the Effective Date, relating to the Personalized Imaging business. The amount and form of the award (the “Transition Incentive Award”) to be granted to you will be determined by the Company in accordance with the terms of your Schedule.

5.	Your Benefits

(a) Employee Benefit Plans. During your employment, you will be entitled to participate in the Company’s employee benefit plans, including plans that provide retirement and welfare benefits.

(b) Vacation. You will be entitled to paid annual vacation on the same basis as immediately prior to the Effective Date.

(c) Additional Benefits. During your employment, you will be provided any additional benefits stated in your Schedule.

6.	Termination of Your Employment; End of Scheduled Term

(a) No Reason Required. Your employment with Kodak is “at will,” and you or the Company may terminate your employment at any time for any reason, including prior to the end of your Scheduled Term. If your employment with the Company continues at the end of your Scheduled Term, the provisions of Section 3 through this Section 6 will cease to apply, and you will continue as an at-will employee of the Company. The remaining provisions of this Agreement will continue in accordance with their terms.

(b) Related Definition.

(1) “Cause” means any of the following: (A) your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her sole discretion; (B) your failure to follow a lawful written directive of the Chief Executive Officer, your supervisor or the Board; (C) your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business; (D) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; (E) any act or omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or the Company, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; (F) your conviction of or plea of guilty or no contest to any crime involving moral turpitude; (G) any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to whom you have a reporting relationship in any capacity; or (H) your breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

(c) Severance. You will be eligible to participate in the Termination Allowance Plan (“TAP”), the Company’s broad-based severance plan that provides termination allowance benefits in the event of certain qualifying terminations as set forth in TAP. For the avoidance of doubt, TAP benefits will not be provided if the Company terminates your employment for Cause.

7.	On-going Restrictions on Your Activities

(a) Employee’s Agreement. You acknowledge and agree that your Eastman Kodak Company Employee’s Agreement is and will remain in full force and effect, including, without limitation, the provisions therein regarding nondisclosure of confidential information, non-competition with the Company during, and for up to eighteen (18) months following any termination of, your employment and non-solicitation of Company employees, customers and suppliers during, and for up to twelve (12) months following any termination of, your employment.

(b) Your Importance to the Company and the Effect of this Section 7. You acknowledge that:

(1) In the course of your involvement in the Company’s activities, you will have access to confidential information and the Company’s client base and will profit from the goodwill associated with the Company. On the other hand, in view of your access to confidential information and your importance to the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 7. The Company would not have entered into this Agreement if you did not agree to this Section 7.

(2) This Section 7 may limit your ability to earn a livelihood. You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

(c) Transition Assistance. During the 90 days after Termination Notice has been given, you will take all actions the Company may reasonably request to maintain for the Company the business, goodwill and business relationships with any Clients.

(d) Notice to New Employers. Before you accept employment with any other person or entity while your Employee’s Agreement is in effect, you will provide the prospective employer with written notice of the provisions of the Employee’s Agreement and will deliver a copy of the notice to the Company.

8.	Effect on Other Agreements

(a) Prior Employment Agreements and Severance Rights. This Agreement will supersede any earlier employment agreement and any earlier severance, change in control or similar rights you may have with any member of the Company.

(b) Release of Executive Protection Plan Claims. The Eastman Kodak Company Executive Protection Plan (the “ExPP”) was not assumed pursuant to the Plan of Reorganization. The consideration offered herein is accepted by you as being in full accord, satisfaction, compromise and settlement of any and all claims that you may have against the Company that exist on or prior to the Effective Date arising out of or concerning amounts that are or may have been due and owing to you pursuant to the ExPP, and you expressly agree that you are not entitled to and will not receive any payments, benefits or other compensation or recovery of any kind from the Company with respect to the ExPP.

(c) Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

9.	Successors

(a) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 9(a), whether voluntary or involuntary, will be void.

(b) Assumption by Any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

10.	General Provisions

(a) Administrator. All compensation and benefits provided under this Agreement will be administered by the Chief Human Resources Officer for the Company (the “Administrator”). The Administrator will have total and exclusive responsibility to control, operate, manage and administer such compensation and benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to them. Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret this Agreement, decide all questions concerning eligibility for and the amount of compensation and benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement. The Administrator will have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority, including, without limitation, his construction of the terms of this Agreement and his determination of eligibility for compensation and benefits. It is the intent of the parties hereto, that the decisions of the Administrator and his actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

(b) Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Confidentiality. You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, attorney or spouse/partner and with the Administrator.

(d) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 7 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(e) No Set-Off. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else (except as this Agreement specifically states). You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(f) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 10(f)):

If to you, to the address stated in your Schedule.

If to the Company or any other member of the Company, to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention: General Counsel

Facsimile: 585-724-9448

(g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h) Jurisdiction; Choice of Forum; Costs. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”). Both you and the Company (1) acknowledge that the forum stated in this Section 10(h) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(h) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(h) and (4)agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 10(h). To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

(i) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

(j) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

Eastman Kodak Company

By:	Patrick M. Sheller
General Counsel, Secretary, Chief Administrative Officer And Senior VP, EKC

Accepted and agreed:

/s/ Laura Quatela
Laura Quatela

Date:

TERMS SCHEDULE

Name and address for notices	Laura Quatela Address currently on file with the Company.

Position	You will serve as Senior Vice President, Eastman Kodak Company.

Scheduled Term	Your Scheduled Term begins on the Effective Date and is initially scheduled to end on the 3rd anniversary of the Effective Date.

Starting Salary	$465,000

Annual Incentive	The target level for your Annual Incentive will be at least 75% of your Salary.

Transition Incentive Award	Eligible to receive a transition incentive award of up to $813,750 payable in cash based on achievement of key transition goals established by the Company in its sole discretion prior to or promptly following the Effective Date.

Additional Benefits	N/A